Exhibit 99.1

NEWS
Contacts:

Analysts/Investors: Brian J. Radecki - Chief Financial Officer (301) 664-9132 bradecki@costar.com Media: Timothy J. Trainor - Communications Director (301) 280-7695 ttrainor@costar.com

CoStar Group, Inc. Announces Third Quarter 2007 Results

Company Reports Quarterly Earnings Upturn Following U.S. Market Expansion;
EBITDA Increased from $4.2 Million to $8.0 Million and
Net Income Increased from $1.2 Million to $3.3 Million Over Prior Quarter

BETHESDA, MD – October 24, 2007 – CoStar Group, Inc. (NASDAQ: CSGP), the number one provider of information services to the commercial real estate industry, today announced that revenues for the third quarter of 2007 were $49.3 million, a 21.6% increase compared to $40.6 million in revenue for the third quarter of 2006. Net income increased 177% from $1.2 million in the second quarter of 2007 to $3.3 million in the third quarter of 2007 as a result of continued core revenue growth and improved operational efficiencies. EBITDA (earnings before interest, taxes, depreciation and amortization) increased 88% from $4.2 million in the second quarter of 2007 to $8.0 million in the third quarter of 2007.

Year 2006-2007 Quarterly Results
(in millions, except per share data)
	2006				2007
	Q1	Q2	Q3	Q4	Q1	Q2	Q3

Revenues	$37.3	$38.9	$40.6	$42.1	$44.8	$47.8	$49.3
EBITDA	4.7	5.3	8.8	7.2	5.0	4.2	8.0
Net income	1.9	2.3	4.7	3.5	1.8	1.2	3.3
Net income per share - diluted	0.10	0.12	0.25	0.18	0.09	0.06	0.17
Weighted average outstanding shares - diluted	19.3	19.3	19.1	19.2	19.2	19.3	19.5

"Our third quarter results reflect the growth in earnings we expect following the investments we made to create value for our customers and stockholders," said Andrew C. Florance, CoStar Group President and CEO.  "As we previously announced, CoStar Group made significant investments over the last four quarters to expand our commercial real estate market coverage in the U.S., to grow the sales force, and to improve product quality. Going forward, we expect revenues to continue to grow over what is now a relatively fixed cost base for our U.S. research operations. As a result, the company believes it is well positioned to generate continued, sustained earnings leverage through the end of 2008."

"The management team at CoStar is focused on aggressively executing our earnings growth strategy," Florance continued.  "We are fully committed to achieving a 30% EBITDA margin in our U.S. operations by the end of 2008."

Revenues for the third quarter of 2007 were up sequentially by 3.2% over second quarter 2007 and up 4.2% during the same period for core U.S. subscription-based services. The top line results were partially offset during the third quarter by lower than expected revenue from non-subscription services, which account for less than 5% of total revenue. International revenues decreased from $5.9 million in the second quarter to $5.8 million in the third quarter of 2007, primarily due to lower consulting fees and the consolidation of duplicative services. International operations contributed approximately 11.8% of total revenue for the third quarter of 2007.

CoStar Group’s rate of renewal for subscription services was approximately 91% during the third quarter of 2007.  The company has reported sequential revenue increases in every quarter since its IPO in 1998.

Net income was $3.3 million, or $0.17 per share, for the third quarter of 2007 compared to net income of $4.7 million, or $0.25 per share, for the third quarter of 2006.  The third quarter 2007 results include non-cash charges for equity compensation of approximately $1.4 million, primarily included in general and administrative expenses, selling and marketing expenses, and cost of revenues. By comparison, non-cash charges for equity compensation were $1.0 million for the third quarter of 2006. The company expects 2007 non-cash equity compensation expense to be approximately $5.8 million.

As of September 30, 2007, CoStar Group had $164.2 million in cash, cash equivalents and short-term investments. The company has no long-term debt.

Fourth Quarter 2007 Outlook

“We expect a sequential quarterly increase in revenue of 3.0% to 5.0% and fully diluted net income per share of approximately $0.19 to $0.21 for the fourth quarter of 2007," said CoStar Group Chief Financial Officer Brian J. Radecki. "In addition, we expect to continue to leverage and grow earnings from U.S. operations through 2008 as a result of nearly completing earlier reported step-ups in investment activity combined with consistent core revenue growth," said Radecki.

Management will conduct a conference call to discuss earnings results for the third quarter ended September 30, 2007, and the financial outlook for the fourth quarter of 2007 at 11:00 a.m. EDT on Thursday, October 25, 2007.

The audio portion of the conference call will be broadcast live over the Internet at http://www.costar.com/corporate/investor/.  If you would like to join by telephone, please call (888) 688-0419 within the United States or (706) 634-0964 outside the United States.  A telephonic replay of the conference call will be available two hours after the live call concludes through midnight on November 8, 2007.  The replay telephone number is  (800) 642-1687 within the United States or (706) 645-9291 outside the United States.  Refer to Conference ID 20100647. The replay will also be available over the Internet at http://www.costar.com/corporate/investor/ for a period of time following the call.

CoStar Group, Inc.
Condensed Consolidated Statements of Operations-Unaudited
(in thousands, except per share data)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2007	2006	2007	2006

Revenues	$49,340	$40,571	$141,965	$116,791
Cost of revenues	19,551	14,005	56,695	39,537
Gross margin	29,789	26,566	85,270	77,254

Operating expenses:
Selling and marketing	11,924	8,834	39,752	31,868
Software development	3,026	2,835	9,366	8,817
General and administrative	9,674	7,985	26,826	23,187
Purchase amortization	1,328	1,076	3,807	3,300
	25,952	20,730	79,751	67,172

Income from operations	3,837	5,836	5,519	10,082
Other income, net	2,072	1,852	5,825	4,888
Income before income taxes	5,909	7,688	11,344	14,970
Income tax expense, net	2,659	2,990	5,105	6,108
Net income	$3,250	$4,698	$6,239	$8,862

Net income per share - basic	$0.17	$0.25	$0.33	$0.47
Net income per share - diluted	$0.17	$0.25	$0.32	$0.46

Weighted average outstanding shares - basic	19,045	18,787	18,997	18,724
Weighted average outstanding shares - diluted	19,475	19,130	19,362	19,176

Reconciliation of Non-GAAP Financial Measures with Net Income

Net income	$3,250	$4,698	$6,239	$8,862
Purchase amortization in cost of revenues	439	264	1,387	781
Purchase amortization in operating expenses	1,328	1,076	3,807	3,300
Depreciation and other amortization	2,349	1,609	6,513	4,542
Interest income, net	(2,072)	(1,852)	(5,825)	(4,888)
Income tax expense, net	2,659	2,990	5,105	6,108
EBITDA	$7,953	$8,785	$17,226	$18,705

CoStar Group, Inc.
Results of Segments-Unaudited
(in thousands)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2007	2006	2007	2006
Revenues
United States	$43,503	$37,292	$125,565	$107,556
International	5,837	3,279	16,400	9,235
Total Revenues	$49,340	$40,571	$141,965	$116,791

EBITDA
United States	$9,407	$8,909	$21,011	$18,666
International*	(1,454)	(124)	(3,785)	39
Total EBITDA	$7,953	$8,785	$17,226	$18,705

* International EBITDA includes a corporate allocation of approximately $450,000 and $252,000 for the three months ended September 30, 2007 and 2006, respectively, and $2.2 million and $756,000 for the nine months ended September 30, 2007 and 2006, respectively.

CoStar Group, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	September 30,	December 31,
	2007	2006
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$43,262	$38,159
Short-term investments	120,981	119,989
Accounts receivable, net	10,719	9,202
Deferred income taxes	7,904	7,904
Prepaid and other current assets	4,256	3,497
Total current assets	187,122	178,751

Deferred income taxes	494	6,973
Property and equipment, net	21,302	18,407
Intangible and other assets, net	90,485	69,669
Deposits and other assets	2,336	1,637
Total assets	$301,739	$275,437

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$23,276	$15,328
Deferred revenue	10,594	8,817
Total current liabilities	33,870	24,145

Deferred income taxes	942	1,182

Stockholders' equity	266,927	250,110
Total liabilities and stockholders' equity	$301,739	$275,437

Reconciliation of Non-GAAP Financial Measures with 2006-2007 Quarterly Results
(in millions)
	2006				2007
	Q1	Q2	Q3	Q4	Q1	Q2	Q3

Net income	$1.9	$2.3	$4.7	$3.5	$1.8	$1.2	$3.3
Purchase amortization	1.4	1.4	1.3	1.3	1.6	1.8	1.8
Depreciation and other amortization	1.4	1.5	1.6	1.9	2.0	2.1	2.3
Interest income, net	(1.4)	(1.6)	(1.8)	(1.9)	(1.9)	(1.9)	(2.1)
Income tax expense, net	1.4	1.7	3.0	2.4	1.5	1.0	2.7
EBITDA	$4.7	$5.3	$8.8	$7.2	$5.0	$4.2	$8.0

About CoStar Group, Inc.

CoStar Group, Inc. (Nasdaq - CSGP) is the number one provider of information services to commercial real estate professionals in the United States as well as the United Kingdom.  CoStar's suite of services offers customers access via the Internet to the most comprehensive database of commercial real estate information throughout the U.S. as well as in the United Kingdom and France.   Headquartered in Bethesda, MD, the company has approximately 1,300 employees, including the largest professional research organization in the industry.  For more information, visit www.costar.com.

This news release includes "forward-looking statements" including, without limitation, statements regarding CoStar Group’s expectations, beliefs, intentions or strategies regarding the future. These statements are subject to many risks and uncertainties that could cause actual results to differ materially from these statements. More information about potential factors that could cause actual results to differ materially from those discussed in the forward-looking statements include, but are not limited to, those stated in CoStar Group’s filings from time to time with the Securities and Exchange Commission, including CoStar Group’s Form 10-K for the year ended December 31, 2006, under the heading “Risk Factors” and CoStar Group’s Form 10-Q for the quarter ended June 30, 2007, under the heading “Risk Factors.”  In addition to these statements, there can be no assurance that earnings growth will continue following the investments made; that revenues will continue to grow over what is now a relatively fixed cost base for our U.S. research operations; that the company is well positioned to generate continued, sustained earnings leverage through the end of 2008; that the company’s management team will be able to successfully execute the company’s earnings growth strategy; that the company will achieve a 30% EBITDA margin in its U.S. operation by the end of 2008; that 2007 non-cash equity compensation expense will be as stated in this press release; that sequential quarterly revenue growth rates for the fourth quarter of 2007 will be as stated in this press release; that fourth quarter 2007 fully diluted net income per share will be as stated in this press release; or that the company will be able to successfully continue to leverage and grow earnings from U.S. operations through 2008 as a result of nearly completing earlier reported step-ups in investment activity combined with consistent core revenue growth.  All forward-looking statements are based on information available to CoStar Group on the date hereof, and CoStar Group assumes no obligation to update such statements.